UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 18, 2010

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2010, the Compensation Committee of the Board of Directors (the “Board”) of CoreLogic, Inc. (the “Company”) approved amendments to the Company’s Executive Supplemental Benefit Plan (the “Executive Plan”), Management Supplemental Benefit Plan (the “Management Plan”) and Deferred Compensation Plan.

The Executive Plan was primarily amended to close the Executive Plan to new entrants and to freeze benefits as of December 31, 2010. As a result, compensation earned after 2010 shall not be taken into account in determining eligible compensation under the Executive Plan and services after 2010 shall not be recognized, except for vesting purposes. In addition, the Executive Plan was amended as follows:

•

a Proration Factor (as defined in the Executive Plan), was added such that benefits under the Executive Plan are subject to proration based on the executive’s years of credited service as of December 31, 2010;

•

a provision was added entitling the beneficiary of an executive who dies (a) while serving as an executive or (b) after a Separation from Service (as defined in the Executive Plan), but prior to commencement of payment of any vested retirement income benefit, to payments equaling 50% of the executive’s retirement benefit payable over the beneficiary’s lifetime or for a maximum of 20 years if the beneficiary is other than a spouse/domestic partner; and

•

the change of control provisions were amended to provide that a “change of control” means any one of the following: (a) the consummation of a merger or consolidation of the Company as a result of which the Company’s stockholders immediately prior to the merger or consolidation own less than 50% of the voting securities of the surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company; (c) a change in the composition of the Company’s Board over a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Executive Plan); or (d) the acquisition or accumulation by any person or group, subject to certain limited exceptions, of beneficial ownership of at least 30% of the Company’s voting securities. In addition, upon a change of control, if the executive incurs an involuntary Separation from Service from the Company without Good Cause (as defined in the Executive Plan) after a change of control, then the executive will be 100% vested in his or her benefits under the Executive Plan as if the executive had attained normal retirement date on the date of Separation from Service from the Company.

The amendments to the Management Plan are consistent with the summary of the material amendments to the Executive Plan described above. The foregoing description is qualified in its entirety by reference to Amendment No. 1 to the Executive Plan attached hereto as Exhibit 10.1 and Amendment No. 1 to the Management Plan attached hereto as Exhibit 10.2.

The Deferred Compensation Plan was amended, among other things, to permit the Company to make contributions on behalf of participants in the Deferred Compensation Plan in amounts equal to the amount of discretionary matching contributions the participant would have received under the Company’s 401(k) Savings Plan (the “401(k) Plan”) for the applicable plan year based on deferrals under the 401(k) Plan and the Deferred Compensation Plan as if the limits in Internal Revenue Code (the “Code”) Section 401(a)(17) did not apply and to restore any Code Section 401(k) matching contributions that are not available due to failure of the 401(k) Plan to pass nondiscrimination testing. Such contributions shall be subject to the same distribution elections as the participant’s other deferral amounts for the plan year in which such contributions are earned or if no such elections are made, on the participant’s payment date. The Deferred Compensation Plan was also amended to permit the Company to make additional contributions on behalf of participants in the Deferred Compensation Plan in the Company’s sole discretion. The Company is permitted to impose vesting or other conditions with respect to any such contributions. The Deferred Compensation Plan was further amended to provide that participant deferrals may not exceed 80% of the participant’s eligible compensation. The foregoing description is qualified in its entirety by reference to Amendment No. 1 to the Deferred Compensation Plan attached hereto as Exhibit 10.3.

The Company will make discretionary contributions to the Deferred Compensation Plan on behalf of certain executive officers of the Company who are not eligible to participate in the Executive Plan or the Management Plan in amounts ranging from 18% to 32% of the executive officer’s eligible annual base salary for a period of 7 years, with such contributions vesting on the earlier of 5 years from the date of each contribution or age 62. With respect to the Company’s Chief Financial Officer, Mr. Anthony S. Piszel, the Company intends to contribute 32% of Mr. Piszel’s 2010 annual base salary or approximately $208,000 to the Deferred Compensation Plan in 2010.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Amendment No. 1 to the CoreLogic, Inc. Executive Supplemental Benefit Plan.

10.2	Amendment No. 1 to the CoreLogic, Inc. Management Supplemental Benefit Plan.

10.3	Amendment No. 1 to the CoreLogic, Inc. Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: November 24, 2010	By:	/S/ STERGIOS THEOLOGIDES
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary